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                                                                     EXHIBIT 8.1

                                November 1, 1999

Patapsco Valley Bancshares, Inc.
8593 Baltimore National Pike
Ellicott City, Maryland 21043

Ladies and Gentlemen:

    We have acted as counsel to Patapsco Valley Bancshares, Inc., a Maryland corporation ("PVB"), in connection with the merger (the "Merger") of PVB with and into F&M Bancorp, a Maryland corporation ("F&M") pursuant to and in accordance with the terms and conditions of the Agreement and Plan of Merger dated as of September 7, 1999, as amended on October 19, 1999, by and between F&M and PVB (the "Agreement"), and the subsequent merger (the "Subsidiary Bank Merger") of Commercial and Farmers Bank, a Maryland-chartered commercial bank and a wholly owned subsidiary of PVB ("CFBank") with and into Farmers & Mechanics National Bank, a banking association organized under the laws of the United States and a wholly owned subsidiary of F&M ("F&M Bank") pursuant to and in accordance with the terms and conditions of the Subsidiary Agreement and Plan of Merger dated as of September 7, 1999 by and between F&M Bank and CFBank (the "Subsidiary Merger Agreement"), and it is intended that the Subsidiary Bank Merger be consummated immediately following the consummation of the Merger. This letter and the opinions expressed herein are being delivered in connection with the Agreement. Capitalized terms used but not defined in this letter have the respective meanings given to them in the Agreement.

    In giving the opinions set forth in this letter, we have examined and relied upon originals, or copies of, documents, corporate records, and other instruments, including the Agreement, and have conducted such investigations of fact and law as we deemed necessary or advisable.

    In giving the opinions set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as certified or photostatic copies conform to the original documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) all natural persons who executed any of the documents that were reviewed or relied upon by us had full legal capacity at the time of such execution, and (v) all public records reviewed by us or on our behalf are accurate and complete. We also have assumed that the Agreement constitutes the valid, binding and enforceable agreement of each of PVB and F&M, and that all representations and warranties or statements of fact set forth in the Agreement (except to the extent such representations and warranties constitute conclusions of law to which this letter expresses our opinion) were when made and, as of the Closing Date are, true, correct and complete, and that all obligations imposed on the parties to the Agreement have been or will be performed or satisfied in accordance with their terms. We have further assumed that you have disclosed to us all of the documents that are relevant to the transactions that are the subject of the opinions set forth herein.

    We also have assumed that the following representations are true on the date of this letter and will be true at the Effective Time:

    1. The fair market value of the F&M Common Stock and other consideration to be received by each PVB stockholder in the Merger will be approximately equal to the fair market value of the PVB Common Stock surrendered by each such stockholder in the Merger.

    2. On the Closing Date, the fair market value of the assets of PVB will exceed the sum of its liabilities and the liabilities, if any, to which its assets are subject and the fair market value of the assets of CFBank will exceed the sum of its liabilities and the liabilities, if any, to which its assets are subject.

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    3.  None of the compensation received by any stockholder-employees of PVB will be separate consideration for, or allocable to, any of the shares of PVB Common Stock owned by such stockholder-employees, and any of the aforementioned compensation will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms-length for similar services.

    4. Neither F&M nor any party related to F&M has any plan or intention to reacquire any of the F&M stock issued in the Merger.

    5. The liabilities of PVB assumed by F&M and the liabilities to which the transferred assets of PVB are subject were incurred by PVB in the ordinary course of its business and the liabilities of CFBank assumed by F&M Bank and the liabilities to which the transferred assets of CFBank are subject were incurred by CFBank in the ordinary course of its business.

    6. The number of shares of F&M Common Stock and/or the amount of cash received by each PVB stockholder in exchange for his or her PVB Common Stock was determined in arms-length negotiations between F&M and PVB.

    7. No fractional shares of F&M Common Stock will be issued in the Merger. Any shareholder of PVB entitled to a fractional interest in F&M Common Stock will receive cash in lieu thereof. The payment of cash in lieu of fractional share interests of F&M Common Stock will be solely for the purpose of avoiding the expense and inconvenience to F&M of issuing fractional shares, and it does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the PVB shareholders in lieu of issuing fractional shares of F&M Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the PVB shareholders in exchange for their PVB Common Stock. No PVB shareholder will receive cash in an amount equal to or greater than the value of one full share of F&M Common Stock.

    8. As a result of the Merger, at least 45% of the outstanding stock of PVB will be exchanged for stock in F&M. For purposes of this representation, shares of PVB Common Stock exchanged for cash (including PVB shares exchanged for cash in lieu of fractional shares of F&M Common Stock) will be considered outstanding stock of PVB as of the date of the Merger.

    9. Following the Merger, F&M will continue the historic business of PVB or use a significant portion of PVB's business assets in a business and following the Subsidiary Bank Merger, F&M Bank will continue the historic business of CFBank or use a significant portion of CFBank's business assets in a business.

    10. There is no intercorporate indebtedness existing between F&M and PVB, or between F&M Bank and CFBank, that was issued, acquired, or will be settled at a discount.

    11. No parties to the transaction are investment companies as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

    12. Neither PVB nor CFBank is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    We have undertaken no independent investigation or verification with respect to any of the foregoing representations or any of the other factual matters on which our opinion is based.

    Based upon the foregoing and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that:

    1. The Merger and the Subsidiary Bank Merger will each constitute a reorganization within the meaning of Section 368(a) of the Code, and PVB and F&M, with respect to the Merger, and CFBank and F&M Bank, with respect to the Subsidiary Bank Merger, will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code; and

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    2.  No gain or loss for United States federal income tax purposes will be recognized by PVB as a result of the Merger.

    3. No gain or loss for United States federal income tax purposes will be recognized by CFBank as a result of the Subsidiary Bank Merger (except to the extent that CFBank is required to recognize income due to the recapture of bad debt reserves).

    4. No gain or loss for United States federal income tax purposes will be recognized by the PVB shareholders upon the exchange of their PVB Common Stock solely for F&M Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in F&M Common Stock).

    5. The aggregate tax basis of F&M Common Stock received by PVB shareholders who exchange all of their PVB Common Stock solely for F&M Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the PVB Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

    The opinions in this letter are limited to the United States federal income tax matters specifically covered herein. We have not been asked to express, and we do not express, an opinion in respect of any other tax consequences of the Merger. Without limiting the generality of the foregoing, no opinion is expressed with respect to the tax consequences of the Merger under any other provisions of the Code or the regulations thereunder or in respect of the tax consequences of any conditions existing at the Effective Time, or effects resulting from the Merger, that are not specifically addressed in this letter. No opinion is expressed in this letter in respect of the tax consequences of the Merger under applicable foreign, state or local laws or regulations.

    This letter is delivered, and the opinions set forth herein are given, solely to you in connection with the transactions contemplated by the Agreement. The opinions set forth herein may not be relied upon if any of the facts contained in the documents referred to herein or otherwise assumed herein are or later become inaccurate, or if any of the representations and warranties assumed by us herein are or later become inaccurate. In addition, our opinions are based upon existing law and applicable rules, regulations, rulings and court decisions in effect as of the date of this letter, all of which are subject to change at any time either prospectively or with retroactive effect. Any such change could modify or adversely affect the opinions set forth herein. We undertake no obligation to update or modify our opinions or this letter with respect to any changes in or affecting the Merger or any of the foregoing that may occur after the date of this letter.

    We furnish this opinion to you solely to support the discussion set forth under the headings "SUMMARY-The Merger is Generally a Tax-Free Transaction For Patapsco Valley Stockholders," and "THE MERGER--Material Federal Income Tax Consequences" in the Registration Statement, and we do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing headings and under "THE MERGER--Background of the Merger" and to the filing of a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        GORDON, FEINBLATT, ROTHMAN, HOFFBERGER &
                                        HOLLANDER, LLC

                                        By: /s/ Lester D. Bailey
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                                        Lester D. Bailey, Member

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